Exhibit 10.1

Published CUSIP Number:

Revolving Loan CUSIP Number:

Term Loan CUSIP Number:

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of August 5, 2008

among

L-1 IDENTITY SOLUTIONS OPERATING COMPANY,

as the Borrower,

L-1 IDENTITY SOLUTIONS, INC.,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and L/C Issuer

and

the Lenders party hereto,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Syndication Agent

ROYAL BANK OF CANADA,

SOCIÉTÉ GÉNÉRALE

and

TD BANK, N.A.,

each as a Documentation Agent

BANC OF AMERICA SECURITIES LLC and

WACHOVIA CAPITAL MARKETS, LLC,

as Joint Lead Arrangers and Joint Book Managers

i

	ARTICLE V
REPRESENTATIONS AND WARRANTIES		71
5.01.	Existence, Qualification and Power	71
5.02.	Authorization; No Contravention	72
5.03.	Governmental Authorization; Other Consents	72
5.04.	Binding Effect	72
5.05.	Financial Statements; No Material Adverse Effect	72
5.06.	Litigation	73
5.07.	No Default	73
5.08.	Ownership of Property; Liens	73
5.09.	Environmental Compliance	74
5.10.	Insurance	74
5.11.	Taxes	74
5.12.	ERISA Compliance	74
5.13.	Subsidiaries; Equity Interests	75
5.14.	Margin Regulations; Investment Company Act	75
5.15.	Disclosure	76
5.16.	Compliance with Laws	76
5.17.	Labor Matters	76
5.18.	Solvency	76
5.19.	Intellectual Property; Licenses, Etc.	76
5.20.	No Burdensome Restrictions	77
5.21.	Security Interests	77
5.22.	Compliance with Anti-Terrorism Laws	77
5.23.	Subordination	78

	ARTICLE VI
AFFIRMATIVE COVENANTS		78
6.01.	Financial Statements	78
6.02.	Certificates; Other Information	79
6.03.	Notices	81
6.04.	Payment of Obligations	81
6.05.	Preservation of Existence, Etc.	82
6.06.	Maintenance of Properties	82
6.07.	Maintenance of Insurance	82
6.08.	Compliance with Laws and Material Contractual Provisions	82
6.09.	Compliance with Environmental Laws	82
6.10.	Books and Records	83
6.11.	Inspection Rights	83
6.12.	Use of Proceeds	83
6.13.	Security Interests; Further Assurances	84
6.14.	New Subsidiaries; Collateral	85
6.15.	Designation of Material Subsidiaries	86
6.16.	Interest Rate Protection Agreements	86
6.17.	Designation as Senior Indebtedness	86
6.18.	Post Closing Requirements	86

	ARTICLE VII
NEGATIVE COVENANTS		87
7.01.	Liens	87
7.02.	Investments	89
7.03.	Indebtedness	90
7.04.	Fundamental Changes	93
7.05.	Dispositions	93
7.06.	Restricted Payments	94
7.07.	Change in Nature of Business	95
7.08.	Transactions with Affiliates	95
7.09.	Burdensome Agreements	95
7.10.	Use of Proceeds	96
7.11.	Financial Covenants	96
7.12.	Capital Expenditures	96
7.13.	Change in Fiscal Year	97
7.14.	Modifications of Material Agreements	97
7.15.	Payments of Certain Debt	97
7.16.	Holding Company	97

	ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES		98
8.01.	Events of Default	98
8.02.	Remedies Upon Event of Default	100
8.03.	Application of Funds	101

	ARTICLE IX
ADMINISTRATIVE AGENT		102
9.01.	Appointment and Authority	102
9.02.	Rights as a Lender	102
9.03.	Exculpatory Provisions	102
9.04.	Reliance by Administrative Agent	103
9.05.	Delegation of Duties	104
9.06.	Resignation of Administrative Agent	104
9.07.	Non-Reliance on Administrative Agent and Other Lenders	105
9.08.	No Other Duties, Etc.	105
9.09.	Administrative Agent May File Proofs of Claim	105
9.10.	Collateral and Guaranty Matters	106

	ARTICLE X
MISCELLANEOUS		107
10.01.	Amendments; Etc.	107
10.02.	Notices; Effectiveness; Electronic Communication	109
10.03.	No Waiver; Cumulative Remedies; Enforcement	111
10.04.	Expenses; Indemnity; Damage Waiver	111
10.05.	Payments Set Aside	113
10.06.	Successors and Assigns	114
10.07.	Confidentiality	118

10.08.	Right of Setoff	119
10.09.	Interest Rate Limitation	120
10.10.	Counterparts; Integration; Effectiveness	120
10.11.	Survival of Representations and Warranties	120
10.12.	Severability	120
10.13.	Replacement of Lenders	121
10.14.	Governing Law; Jurisdiction; Etc.	121
10.15.	Waiver of Jury Trial	122
10.16.	USA Patriot Act Notice	123
10.17.	No Advisory or Fiduciary Responsibility	123
10.18.	Amendment and Restatement; Binding Effect	124
10.19.	Electronic Execution of Assignments and Certain Other Documents	124

SCHEDULES

1.01(a)	[Reserved]
1.01(b)	Existing L-1 Letters of Credit
1.01(c)	Existing Digimarc Letters of Credit
2.01	Commitments and Applicable Percentages
5.13	Subsidiaries; Other Equity Investments
6.15	Material Subsidiaries
6.18	Post Closing Requirements
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Transactions With Affiliates
10.02	Lending Office, Addresses for Notices

EXHIBITS

Form of
A	Assignment and Assumption
B-1	Committed Loan Notice
B-2	Swing Line Loan Notice
C-1	Revolving Note
C-2	Term Note
D	Guaranty
E	Security Agreement
F	Pledge Agreement
G	Compliance Certificate
H	Autoborrow Agreement

v

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of August 5, 2008 among L-1 Identity Solutions Operating Company (formerly known as L-1 Identity Solutions, Inc.), a Delaware corporation (the “Borrower”), L-1 Identity Solutions, Inc., a Delaware corporation (“Holdings”), each lender from time to time party hereto (the “Lenders” and, each individually, a “Lender”) and Bank of America, N.A., as Administrative Agent.

The Borrower is a party to the Existing Credit Agreement (as defined below).

The Borrower desires to amend and restate the Existing Credit Agreement on and subject to the terms and conditions set forth herein.

This Agreement, on the terms and subject to the conditions set forth herein, shall amend and restate the Existing Credit Agreement in its entirety as of the Closing Date and from and after the Closing Date, the Existing Credit Agreement shall be of no further force or effect except to evidence the Obligations (as defined therein) incurred, the representations and warranties made and the actions or omissions performed or required to be performed thereunder prior to the Closing Date. This Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any of such obligations and liabilities.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01.       Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Entity” has the meaning specified in Section 7.02(g).

“Administrative Agency Fee Letter” means that certain letter agreement, dated as of June 28, 2008, among the Administrative Agent, Banc of America Securities LLC and the Borrower.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.  The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is $135,000,000.

“Agreement” has the meaning specified in the preamble.

“Anti-Terrorism Laws” means Executive Order No. 13224, the PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) and any similar laws relating to terrorism.

“Applicable Percentage” means (a) with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments and (b) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Term Loan Lender at such time.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum:

(a)         with respect to Term Loans, 4.50% in the case of Eurodollar Rate Loans and 3.50% in the case of Base Rate Loans; and

(b)        with respect to Revolving Loans, the following percentages per annum, based upon the Consolidated Leverage Ratio of the Borrower and its Subsidiaries as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Level	Consolidated Leverage Ratio of the Borrower and its Subsidiaries	Commitment Fee (bps)	Applicable Rate for Eurodollar Rate Loans (bps)	Letter of Credit Fee (bps)	Applicable Rate for Base Rate Loans (bps)
I	Less than 1.25 to 1.00	35	275	275	175
II	Greater than or equal to 1.25 to 1.00 but less than 1.75 to 1.00	40	300	300	200
III	Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	50	325	325	225
IV	Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00	50	350	350	250
V	Greater than or equal to 2.75 to 1.00	50	375	375	275

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio of the Borrower and its Subsidiaries shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.  The Applicable Rate in effect from the Closing Date until receipt by the Administrative Agent of the Borrower’s Compliance Certificate for the fiscal quarter ended December 31, 2008 shall be determined based upon Pricing Level V.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC and Wachovia Capital Markets, LLC, in their respective capacities as joint lead arrangers and joint book managers.

“Assignee Group” means (a) two or more Eligible Assignees that are Affiliates of one another or (b) two or more Approved Funds managed or administered by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means, collectively, (a) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto and (b) the audited consolidated balance sheet of Digimarc and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Digimarc and its Subsidiaries, including the notes thereto.

“Autoborrow Agreement” means an agreement by and between the Borrower and the Swing Line Lender in substantially the form of Exhibit H hereto, or such other form as is reasonably approved by the Borrower, the Swing Line Lender and the Administrative Agent, providing for the automatic advance of Swing Line Loans by the Swing Line Lender under the conditions set forth therein.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50%; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  Notwithstanding the foregoing, in no event shall the Base Rate applicable to Term Loans that are Base Rate Loans be less than 2.00% per annum.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate plus the Applicable Rate.

“Borrower” has the meaning specified in the preamble.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition and issued by any Revolving Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Revolving Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition and issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition and backed by standby letters of credit issued by any Revolving Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest substantially all of their assets in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire pursuant to any option, warrant, convertible security or similar derivative security held by such person or group (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, any Subordinated Debt Document; or

(d)           Holdings shall cease to own and control of record and beneficially, directly, 100% of each class of outstanding capital stock of the Borrower free and clear of all Liens (other than Liens permitted by Section 7.01(a)).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all personal and real property of Holdings, the Borrower, any Subsidiary or any other Person in which the Administrative Agent or any Lender is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment” means, as to each Lender, the Revolving Commitment (if any) of such Lender and/or the Term Loan Commitment (if any) of such Lender.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or Term Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B-1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Debt Amortization” means, as of any date of determination, the sum of all scheduled payments of Consolidated Funded Indebtedness for the period of twelve consecutive months ended on or immediately prior to such date.

“Consolidated Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the Reference Period ending on or immediately prior to such date to (b) the sum of (i) Consolidated Interest Charges of the Borrower and its Consolidated Subsidiaries paid or payable in cash during the Reference Period ended on or immediately prior to such date, plus (ii) Consolidated Debt Amortization of the Borrower and its Consolidated Subsidiaries as of such date.

“Consolidated EBITDA” means, for any period, for any Person, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Charges for such period, (ii) the provision for United States Federal, state, local and foreign income taxes payable by such Person for such period, (iii) depreciation and amortization expense (including stock-based compensation expense) for such period, (iv) impairments on property, plant and equipment, goodwill and general intangibles for such period and (v) other non-recurring expenses of such Person reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and minus (b) the following to the extent included in calculating such Consolidated Net Income and without duplication: (i) United States Federal, state, local and foreign income tax credits for such period and (ii) all non-cash items increasing Consolidated Net Income for such period (other than amortization of deferred revenue which shall be included in Consolidated EBITDA only when earned in accordance with GAAP).

For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of (A) the Consolidated Leverage Ratio of the Borrower and its Consolidated Subsidiaries or Holdings and its Subsidiaries, as applicable, (B) the Consolidated Debt Service Coverage Ratio and (C) the Consolidated EBITDA threshold set forth in the definition of Material Subsidiaries, (i) if, at any time during such Reference Period, the Borrower or any Subsidiary shall have made any Material Disposition, Consolidated EBITDA for such

Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if, at any time during such Reference Period, the Borrower or any Subsidiary shall have made a Material Acquisition (including the Digimarc Merger), Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period (including (without duplication) (x) reasonable nonrecurring transaction-related costs of the Borrower and its Consolidated Subsidiaries (including the acquired company) in connection with such Material Acquisition to the extent deducted in calculating Consolidated Net Income (and not otherwise added back in calculating Consolidated EBITDA) for such pro forma Reference Period, and (y) those cost savings, including, but not limited to, cost savings resulting from head count reduction and closure of facilities, which would be permitted to be reflected in pro forma financial information and are reasonably satisfactory to the Administrative Agent); provided that such pro forma adjustments to Consolidated EBITDA shall be specifically allocated to each of the four quarters in the four-quarter period ending on the last day of the fiscal quarter in which such Material Acquisition occurs, and amounts allocated to any particular fiscal quarter shall not be included in the measurement of Consolidated EBITDA for any Reference Period not including such fiscal quarter.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person, (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $2,500,000 for any individual acquisition or series of related acquisitions or (c) causes the aggregate consideration paid or payable for all acquisitions during any applicable Reference Period to exceed $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person, (b) yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $2,500,000 for any individual Disposition or series of related Dispositions or (c) which causes the aggregate gross proceeds to the Borrower and its Subsidiaries for all Dispositions during any applicable Reference Period to exceed $5,000,000.

“Consolidated Excess Cash Flow” means, for any period for Holdings and its Subsidiaries on a Consolidated basis, an amount equal to:

(a)           the sum (without duplication) of (i) Consolidated EBITDA for such period plus (ii) decreases in Consolidated Working Capital during such period plus (iii) any transaction costs capitalized in a prior period that are expensed in such period of measurement but are not added back to Consolidated Net Income in calculating Consolidated EBITDA for such period of measurement, minus

(b)           the sum (without duplication) of (i) the unfinanced portion of Consolidated capital expenditures (including for capitalized intangible assets) for such period plus (ii) the cash portion of Consolidated Interest Charges for such period plus (iii) cash taxes paid during such period plus

(iv) Consolidated Debt Amortization plus (v) increases in Consolidated Working Capital during such period plus (vi) earnout payments paid in cash during such period in connection with Permitted Acquisitions plus (vii) deferred capitalized transaction costs paid in cash during such period related to Permitted Acquisitions.

“Consolidated Funded Indebtedness” means, without duplication, as of any date of determination, for any Person, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds (but excluding the undrawn amount of surety bonds outstanding and obligations arising under standby letters of credit issued to support surety bonds of the Borrower and its Consolidated Subsidiaries) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts and accrued liabilities payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of other Persons, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Charges” means, for any period, for any Person on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of such Person in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of such Person with respect to such period under capital leases that is treated as interest in accordance with GAAP and (c) any Restricted Payments made by such Person to Holdings as permitted by Section 7.06(d); provided that for purposes of calculating Consolidated Interest Charges with respect to the denominator of the Consolidated Debt Service Coverage Ratio, Consolidated Interest Charges of the Borrower and its Subsidiaries for the Reference Period ending on (a) the fiscal quarter end immediately following the Digimarc Merger Date shall be deemed to be Consolidated Interest Charges of the Borrower and its Subsidiaries paid or payable in cash for such fiscal quarter multiplied by four (4), (b) the second fiscal quarter end immediately following the Digimarc Merger Date shall be deemed to be Consolidated Interest Charges of the Borrower and its Subsidiaries paid or payable in cash for the two-fiscal quarter period ending on such date multiplied by two (2) and (c) of the third fiscal quarter end immediately following the Digimarc Merger Date shall be deemed to be Consolidated Interest Charges of the Borrower and its Subsidiaries paid or payable in cash for the three-fiscal quarter period ending on such date multiplied by the ratio of 4 to 3 (4/3).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Reference Period ended on or immediately prior to such date.

“Consolidated Net Income” means, for any period, for any Person on a consolidated basis, the net income of such Person (excluding the cumulative non-cash effect of changes in accounting principles and non-cash extraordinary gains and losses) for that period; provided that, to the extent otherwise included therein, there shall be excluded (a) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries, (b) the income (or deficit) of any other Person (other than a Subsidiary of such Person) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Person or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of such Person that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document), its Organization Documents or any Requirement of Law applicable to such Subsidiary.

“Consolidated Working Capital” means, for Holdings and its Subsidiaries on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash, cash equivalents and the current portion of deferred income taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) outstanding Revolving Loans and Swingline Loans, (iii) the current portion of deferred income tax liabilities and (iv) the current portion of accrued Consolidated Interest Charges.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means convertible senior notes due 2027 of Holdings in an aggregate principal amount of $175,000,000 issued pursuant to that certain indenture dated as of May 17, 2007 between Holdings and The Bank of New York, as trustee.

“Corporate Ratings” means the Borrower’s corporate family rating from Moody’s and corporate rating from S&P, in each case on the Closing Date after giving pro forma effect to the Transactions.

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Digimarc” means Digimarc Corporation, a Delaware corporation.

“Digimarc AcquisitionCo” means Dolomite Acquisition Co., a Delaware corporation, and a direct wholly-owned Domestic Subsidiary of the Borrower.

“Digimarc Common Stock” means “Company Common Stock” as defined in the Digimarc Merger Agreement.

“Digimarc Escrow and Control Agreement” means that certain Escrow and Control Agreement dated as of the Closing Date among the Borrower, Bank of America, N.A., as depository bank and the Administrative Agent.

“Digimarc Escrow Account” means that certain escrow account of the Borrower maintained at Bank of America pursuant to the Digimarc Escrow and Control Agreement.

“Digimarc Escrow Amount” means the amount of the Term Loan that is not required to complete that portion of the Transactions which will be completed on the Closing Date after giving effect to the prior application of the net proceeds of the Digimarc PIPE.

“Digimarc Expiration Date” means the later of the “Initial Expiration Date” or the “Extended Expiration Date,” in each case, as defined in the Digimarc Merger Agreement.

“Digimarc Material Adverse Effect” means the “Company Material Adverse Effect” as defined in the Digimarc Merger Agreement.

“Digimarc Merger” means the acquisition by Digimarc AcquisitionCo of all of the Equity Interests in Digimarc in accordance with the terms of the Digimarc Merger Agreement.

“Digimarc Merger Agreement” means the Amended and Restated Agreement and Plan of Merger, dated as of June 29, 2008 by and among Holdings, Digimarc AcquisitionCo and Digimarc, as amended by Amendment No.1 dated of July 17, 2008.

“Digimarc Merger Date” means the date upon which the Digimarc Merger is completed.

“Digimarc Minimum Condition” means the “Minimum Condition” as defined in the Digimarc Merger Agreement.

“Digimarc Offer Documents” means the “Offer Documents” as defined in the Digimarc Merger Agreement.

“Digimarc PIPE” means the issuance of common and/or preferred stock of Holdings in one or more private investment in public equity transactions.

“Digimarc Release Date” means the first date on which all of the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01 (which date shall be no earlier than the Digimarc Merger Date).

“Digimarc Tender Offer” means the tender offer by Digimarc AcquisitionCo for all of the issued and outstanding Digimarc Common Stock pursuant to the Digimarc Offer Documents and in accordance with the Digimarc Merger Agreement.

“Direct Foreign Subsidiary” means a Foreign Subsidiary a majority of whose Voting Equity Interests, or a majority of whose Equity Interests, are owned by Holdings, the Borrower or a Domestic Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” or “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all United States Federal, state, local, and foreign Laws relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials as the result of a release of such materials into the environment, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by Holdings or any of its Subsidiaries to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities and (c) any issuance of options or warrants relating to its Equity Interests.  The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings or any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of a Pension Plan, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings or any of its Subsidiaries or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If the BBA LIBOR is not available at such time for any reason, then the rate for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.  Notwithstanding the foregoing, in no event shall the Eurodollar Rate applicable to Term Loans that are Eurodollar Rate Loans be less than 3.00% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate plus the Applicable Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise or similar taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or which imposes such taxes because such Person engages in business in such jurisdiction other than solely as a result of this Agreement or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) backup withholding taxes imposed on amounts payable to a Lender that is a “United States person,” as defined in Section 7701(a)(30) of the Code, at the time such Lender becomes a party hereto or designates a new Lending Office or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law subsequent to the date it becomes a Lender) to comply with clause (A) of Section 3.01(e)(ii), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such backup withholding tax pursuant to Section 3.01(a), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law subsequent to the date it becomes a Lender) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) and (e) any interest, additions to Taxes or penalties with respect to any of the foregoing.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 19, 2006, as amended from time to time through the date hereof, by and among the Borrower, Holdings, the lenders party thereto and Bank of America, as Administrative Agent.

“Existing L-1 Letters of Credit” means those certain letters of credit identified on Schedule 1.01(b).

“Existing Digimarc Letters of Credit” means those certain letters of credit issued for the account of Digimarc and/or one of its Subsidiaries prior to the Closing Date and identified on Schedule 1.01(c).

 “Extraordinary Receipts” means, with respect to Holdings and its Subsidiaries, any cash received by or paid to or for the account of such Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of an involuntary Disposition), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility Ratings” means the long term senior secured debt ratings of the facilities provided for in this Agreement from each of Moody’s and S&P, in each case on the Closing Date after giving pro forma effect to the Transactions.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, the Joint Fee Letter and the Administrative Agency Fee Letter.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, the Material Subsidiaries of Holdings (excluding the Borrower) and each other Person who becomes a party to the Guaranty (including by execution of a Joinder Agreement pursuant to Section 6.14).

“Guaranty” means the Second Amended and Restated Guaranty Agreement dated as of the date hereof made by the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D.

“Hazardous Materials” means all substances, materials or wastes regulated as “hazardous”, “toxic”, “radioactive” or “explosive” or a “pollutant” or “contaminant” under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, and infectious or medical wastes.

“Holdings” has the meaning specified in the preamble.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest (other than obligations payable in common stock of Holdings in connection with the Convertible Notes) in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes (other than Excluded Taxes and Other Taxes).

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Revolving Loan Amount” means the amount of Revolving Loans to be borrowed on the Closing Date, which such amount shall be limited to the amount (if any) necessary to fund that portion of the Transactions to be completed on the Closing Date after giving effect to the prior application of the net proceeds of the Digimarc PIPE and the Term Loan.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or such other period agreed to by each Lender participating in such Borrowing), as selected by the Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (net of returns actually received on such Investment), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.19.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement, in form and substance satisfactory to the Administrative Agent.

“Joint Fee Letter” means that certain letter agreement, dated as of June 28, 2008, among Bank of America, Wachovia Bank, National Association, the Arrangers and the Borrower.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the preamble and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing L-1 Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $40,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan or Term Loan.

“Loan Documents” means this Agreement, each Note, the Guaranty, each Security Instrument, each Joinder Agreement, each Committed Loan Notice, each Issuer Document, the Fee Letters and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Administrative Agent or any Lender in connection with the Loans made and transactions contemplated by this Agreement.

“Loan Parties” means, collectively, the Borrower, each Guarantor and each other Person providing Collateral pursuant to any Security Instrument.

“Material Adverse Effect” means any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Holdings and its Subsidiaries (excluding Digimarc and its Subsidiaries until the Digimarc Merger Date), taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiaries” means those Domestic Subsidiaries of the Borrower designated in accordance with Section 6.15 by the Borrower to the Administrative Agent that, when combined with the Borrower (the Borrower and each such Domestic Subsidiary measured for this purpose on a standalone basis, without giving effect to the operations and assets of their respective Subsidiaries), in the aggregate represent not less than 90% of the consolidated assets of the Borrower and its Subsidiaries, not less than 90% of the consolidated revenues of the Borrower and its Subsidiaries, and not less than 90% of Consolidated EBITDA; provided that if at any time any of the preceding thresholds is not met by the aggregation of the Borrower and all its Domestic Subsidiaries (each measured on a standalone basis), then each Domestic Subsidiary of the Borrower shall be a Material Subsidiary; provided further that the assets of Digimarc and its Subsidiaries shall be excluded until the Digimarc Merger Date and neither Digimarc nor any of its Subsidiaries shall be a Material Subsidiary until the Digimarc Merger Date.

“Maturity Date” means August 5, 2013; provided, however, that (a) that such date shall be accelerated to February 14, 2012 unless the Convertible Notes have been refinanced in full on or prior to January 14, 2012 (and, if such refinancing is with Indebtedness, such Indebtedness has a stated maturity date not earlier than February 6, 2014), and (b) if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings, or any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means (a) in connection with any Disposition or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Disposition or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event (other than any Lien pursuant to the Security Agreement or Pledge Agreement), reasonable and appropriate amounts as a reserve against liabilities associated with such Disposition and retained by Holdings or a Subsidiary and other customary fees and expenses actually incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements) and (b) in connection with any incurrence of Indebtedness or any Equity Issuance, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Note” means (a) with respect to Revolving Loans, a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C-1 and (b) with respect to Term Loans, a promissory note made by the Borrower in favor of a Term Loan Lender evidencing Term Loans made by such Term Loan Lender, substantially in the form of Exhibit C-2.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (or other relevant document in the case of Related Credit Arrangements) with respect to any Loan, Letter of Credit or Related Credit Arrangement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings or any of its Subsidiaries or any ERISA Affiliate or to which Holdings or any of its Subsidiaries or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(g).

“Permitted Seller Debt” means any unsecured Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with, and as part of the consideration payable in respect of, any Permitted Acquisition, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment) prior to the date which is six months after the Maturity Date, and the payment of principal and interest of which and other obligations of the Borrower or any of its Subsidiaries in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored by Holdings or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Second Amended and Restated Securities Pledge Agreement dated as of the date hereof among the Borrower, the Guarantors and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F.

“Pledged Interests” means (a) the Equity Interests of each of the existing or hereafter organized or acquired direct Domestic Subsidiaries of a Loan Party; and (b) 65% of the Voting Equity Interests (or if the relevant Person shall own less than 65% of such Voting Equity

Interests, then 100% of the Voting Equity Interests owned by such Person) and 100% of the nonvoting Equity Interests of each of the existing or hereafter organized or acquired Direct Foreign Subsidiaries.

 “Public Lender” has the meaning specified in Section 6.02.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings or any of its Subsidiaries.

“Reference Period” means any applicable period of four consecutive fiscal quarters.

“Register” has the meaning specified in Section 10.06(c).

“Related Credit Arrangements” means, collectively, Related Swap Contracts and Related Treasury Management Arrangements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Related Swap Contract” means all Swap Contracts to or for the benefit of any Loan Party that are entered into or maintained with a Lender or an Affiliate of such Lender or with a counterparty that was a Lender or its Affiliate on the Closing Date or on the date such Swap Contract was entered into.

“Related Treasury Management Arrangements” means all arrangements for the delivery of treasury management services to or for the benefit of any Loan Party which are entered into or maintained with a Lender or an Affiliate of such Lender, or was a Lender or an Affiliate of such Lender on the Closing Date or on the date such arrangement was entered into.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of a Loan, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein.  The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means as of any date of determination, Revolving Lenders having more than 50% of the Aggregate Revolving Commitments or if such

Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein.  The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chairman, chief executive officer, president, chief financial officer, division chief financial officer, treasurer or assistant treasurer of a Loan Party and, with respect to the delivery requirements of Sections 4.01 and 4.02, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Loan Party’s stockholders, partners or members (or the equivalent Person thereof); provided that Restricted Payments shall not include any ordinary course operating expenses of Holdings that are paid by the Borrower but allocated to Holdings so long as such expenses are included in the determination of Consolidated Net Income of the Borrower and its Subsidiaries without a corresponding add-back in the calculation of Consolidated EBITDA of the Borrower and its Subsidiaries.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means any Lender that has a Revolving Commitment.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, with respect to each of the Security Instruments, the Administrative Agent, the Lenders, any Person that is a party to a Related Credit Arrangement so long as such Person was a Lender or an Affiliate of a Lender at the time of entering into such Related Credit Arrangement  and any other Person for whose benefit the Lien thereunder is conferred, as therein provided.

“Security Agreement” means the Second Amended and Restated Security Agreement dated as of the date hereof by the Borrower and the Guarantors to the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E.

“Security Instruments” means, collectively, the Security Agreement, the Pledge Agreement, the Digimarc Escrow and Control Agreement and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which Holdings, the Borrower, any Subsidiary or other Person shall grant or convey to the Administrative Agent a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Solvent” and “Solvency”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(g).

“Specified Representations” means (a) the representations and warranties made by or on behalf of Digimarc and its Subsidiaries in the Digimarc Merger Agreement as are material, individually or in the aggregate, to the interests of the Lenders, but only to the extent that Holdings or Digimarc AcquisitionCo has the right to terminate its obligations under the Digimarc Merger Agreement as a result of a breach of such representations and warranties in the Digimarc Merger Agreement and (b) the representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.04, 5.14, 5.15 (with respect to Holdings and its Subsidiaries, but excluding Digimarc and its Subsidiaries) and 5.18.

“Subordinated Debt” means any unsecured Indebtedness of the Borrower or Holdings that is subordinated to the Obligations, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to the date which is six months after the Maturity Date (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and the terms and conditions of which (including the subordination provisions) are satisfactory to the Administrative Agent; provided, that, notwithstanding the foregoing, the Convertible Notes shall be deemed to be Subordinated Debt under this Agreement.

“Subordinated Debt Document” means, collectively, any note, indenture and each other document, agreement and instrument governing or evidencing any Subordinated Debt.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B-2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), other than operating leases.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01.  The aggregate principal amount of the Term Loan Commitments of all of the Term Loan Lenders as in effect on the Closing Date is $300,000,000.

“Term Loan Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Loan Lenders outstanding at such time.

“Term Loan Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Threshold Amount” means $5,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Transactions” means, collectively, (a) the completion of the Digimarc Merger, (b) the issuance of the Digimarc PIPE, (c) the entering into by the Loan Parties of the Loan Documents to which they are or are intended to be a party, (d) the refinancing of the Existing Credit Agreement, and the termination of all commitments with respect thereto (other than the Existing L-1 Letters of Credit) and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Equity Interests” means the shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Watermark SpinCo” means a to be formed entity that, after giving effect to the Watermark Spin-off, shall hold certain assets consisting of the watermark business of Digimarc and its Subsidiaries.

“Watermark Spin-off” means the “Spin Off” as defined in the Digimarc Offer Documents.

1.02.       Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof’ and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.       Accounting Terms.

(a)         Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)        Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)         Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Holdings and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, or to the determination of any amount for Holdings and its Subsidiaries or Borrower and its Subsidiaries, as applicable, on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings or the Borrower, as applicable, is required to consolidate pursuant to FASB Interpretation No. 46—Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04.       Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.       Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06.       Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.       Revolving Loans and Term Loans.

(a)         Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment; provided further that, notwithstanding the foregoing, the Outstanding Amount of all Revolving Loans (other than Revolving Loans made in connection with the

Initial Revolving Loan Amount) and Swing Line Loans made and Letters of Credit issued after the Closing Date but prior to the Digimarc Release Date (other than Letters of Credit issued during such period solely for the purpose of replacing or back-stopping one or more Existing Digimarc Letters of Credit) shall not exceed $15,000,000 in the aggregate.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)        Term Loan.  Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Closing Date; provided, however, that (i) such Term Loan Lender’s portion of the Term Loan shall not exceed such Term Loan Lender’s Term Loan Commitment and (ii) the Term Loan must be made in a single drawing, after which time any remaining Term Loan Commitment shall be automatically terminated.  Amounts repaid on the Term Loan may not be reborrowed.  The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02.       Borrowings, Conversions and Continuations of Loans.

(a)         Each Borrowing, each conversion of a Loan from one Type to the other, and each continuation of a Eurodollar Rate Loan shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or in writing.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of a Eurodollar Rate Loan, and (ii) on the requested date of any Borrowing of a Base Rate Loan or of any conversion of a Eurodollar Rate Loan to a Base Rate Loan.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of a Eurodollar Rate Loan shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to a Base Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) whether the Borrower is requesting a Revolving Loan or a Term Loan, and (F) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)        Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.03 (or, if such Borrowing is a Credit Extension on the Closing Date, Section 4.01 or, if such Borrowing is a Credit Extension on the Digimarc Merger Date, Section 4.02), the Administrative Agent shall make all funds so received available to the Borrower (other than the Digimarc Escrow Amount which shall be deposited in the Digimarc Escrow Account) in like funds as received by the Administrative Agent either by (i) subject to clause (iii) below, crediting the account of the Borrower on the books of Bank of America with the amount of such funds, (ii) subject to clause (iii) below, wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower or (iii) if the conditions set forth in Section 4.02 are not satisfied or waived as of the date of such Borrowing, crediting the Digimarc Escrow Account with the Digimarc Escrow Amount; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)         Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)        The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for a Eurodollar Rate Loan upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that a Base Rate Loan is outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)         After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03.       Letters of Credit.

(a)         The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03 (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date (it being understood that the Existing L-1 Letters of Credit shall be deemed to be issued on the Closing Date as described herein), to issue Letters of Credit in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it in accordance with subsection (b) below (provided that the Outstanding Amount of all Letters of Credit issued after the Closing Date but prior to the Digimarc Release Date (other than Letters of Credit issued during such period solely for the purpose of replacing or back-stopping one or more Existing Digimarc Letters of Credit), when combined with the Outstanding Amount of all Revolving Loans and Swing Line Loans made after the Closing Date but prior to the Digimarc Release Date, shall not exceed $15,000,000 in the aggregate), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing L-1 Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless any such Letter of Credit is Cash Collateralized in accordance with Section 2.03(g).

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)        Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., at least two Business Days (or such later date and time as the L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.03 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the L/C Issuer shall, subject to the terms and conditions set forth herein, permit the extension of such Letter of Credit to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall have no obligation to permit the renewal of any Auto-Extension Letter of Credit at any time if it has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise).

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)         Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the next Business Day following the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan that is a Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall, upon the request of the Required Revolving Lenders, bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)        Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)         Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)         Role of L/C Issuer.  Each Revolving Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)        Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that remains outstanding as of the date of such request, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver cash collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)        Applicability of ISP.  Unless otherwise expressly agreed by the Administrative Agent and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i)          Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the last day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)          Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Administrative Agency Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)         Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)          Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04.       Swing Line Loans.

(a)         The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the period from the Closing Date until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus, such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, and provided, further, that (x) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (y) the Outstanding Amount of all Swing Line Loans and Revolving Loans made and Letters of Credit issued after the Closing Date but prior to the Digimarc Release Date (other than Letters of Credit issued during such period solely for the purpose of replacing or back-stopping one or more Existing Digimarc Letters of Credit) shall not exceed $15,000,000 in the aggregate.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section

2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate for Base Rate Loans that are Revolving Loans.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)        Borrowing Procedures.  Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds, or such other location as the Borrower may reasonably direct.  In order to facilitate the borrowing of Swing Line Loans, the Borrower and the Swing Line Lender may mutually agree, and are hereby authorized, to enter into an Autoborrow Agreement providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in such agreement and without the necessity for any notice by the Borrower otherwise required by this subsection (b).

(c)         Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing  (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 4.03 (other than the delivery of a Committed Loan Notice)

and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.  The Borrower may request weekly settlement procedures regarding the Swing Line Loans.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing;

provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.03.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)        Repayment of Participations.

(i)            At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)         Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)         Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05.       Prepayments.

(a)         Voluntary Prepayments of Loans.

(i)            Revolving Loans and Term Loans.  The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans or the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (D) any prepayment of the Term Loan shall be applied to the principal repayment installments thereof on a pro rata basis; provided that any such payments made prior to the Digimarc Release Date shall be applied only to the portion of the Term Loans received by the Borrower on the Closing Date and shall not be applied to the amounts in the Digimarc Escrow Account.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii)           Swing Line Loans.  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)        Mandatory Prepayments of Loans.

(i)            Revolving Commitments.  If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in accordance with Section 2.05(b)(vii)(A) in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)           Dispositions.  If on any date Holdings or any of its Subsidiaries shall receive Net Cash Proceeds from any Disposition (other than Dispositions permitted under any of subsections (a) through (m) of Section 7.05) or Recovery Event, the Borrower shall, on the next Business Day following such date, prepay the Loans and/or Cash Collateralize the L/C Obligations in accordance with Section 2.05(b)(vii)(B) in an aggregate amount equal to 100% of such Net Cash Proceeds provided, however, that if Holdings and its Subsidiaries apply the Net Cash Proceeds from such event (or a portion thereof) within 360 days after receipt of such Net Cash Proceeds and at a time when no Default or Event of Default has occurred and is continuing, to acquire assets (excluding goodwill) to be used in the business of Holdings and its Subsidiaries (provided that the Borrower has delivered to the Administrative Agent on the next Business Day following the date such Net Cash Proceeds are received a certificate of a financial officer stating its intention to do so and certifying that no Default or Event of Default has occurred and is continuing at the time of such receipt), then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds in respect of such event (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 360-day period, at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied.

(iii)          Debt Issuances.  If any Indebtedness shall be incurred by Holdings and its Subsidiaries that is not permitted under Section 7.03, the Borrower shall, on the next Business Day following the date of such incurrence, prepay the Loans and/or Cash Collateralize the L/C Obligations in accordance with Section 2.05(b)(vii)(B) in an aggregate amount equal to 100% of the Net Cash Proceeds of such issuance, incurrence or contribution.

(iv)          Equity Issuances.  In the case of any Equity Issuance (other than (x) an Equity Issuance to a Loan Party (and the Net Cash Proceeds thereof) and (y) any issuance by Holdings of its Equity Interests (and the Net Cash Proceeds thereof) as consideration for a Permitted Acquisition (including the Digimarc PIPE)), if the pro forma Consolidated Leverage Ratio of the Borrower and its Subsidiaries (including the pro forma effect of such Equity Issuance and any Indebtedness incurred in connection therewith) is greater than or equal to 1.50 to 1.00, the Borrower shall, on the next Business Day following the date of such Equity Issuance, prepay the Loans and/or Cash Collateralize the L/C Obligations in accordance with Section 2.05(b)(vii)(B) in an aggregate amount equal to the lesser of (A) 50% of all Net Cash Proceeds from such Equity Issuance or (B) such Net Cash Proceeds as are necessary to reduce the pro forma Consolidated Leverage Ratio of the Borrower and its Subsidiaries (including the pro forma effect of such Equity Issuance and any Indebtedness incurred in connection therewith) below 1.50 to 1.00.

(v)           Extraordinary Receipts.  On the next Business Day following the receipt by Holdings or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in accordance with Section 2.05(b)(vii)(B) in an aggregate amount equal to 100% of such Extraordinary Receipts; provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, if Holdings and its Subsidiaries apply the Net Cash Proceeds from such event (or a portion thereof) within 360 days after receipt of such Net Cash Proceeds and at a time when no Default or Event of Default has occurred and is continuing, to acquire assets (excluding goodwill) to be used in the business of Holdings and its Subsidiaries (provided that the Borrower has delivered to the Administrative Agent on the next Business Day following the date such Extraordinary Receipts are received a certificate of a financial officer stating its intention to do so and certifying that no Default or Event of Default has occurred and is continuing at the time of such receipt), then no prepayment shall be required pursuant to this paragraph in respect of such Extraordinary Receipts (or the portion of such Extraordinary Receipts specified in such certificate, if applicable) except to the extent of any such Extraordinary Receipts that have not been so applied by the end of such 360-day period, at which time a prepayment shall be required in an amount equal to such Extraordinary Receipts that have not been so applied.

(vi)          Consolidated Excess Cash Flow.  On the next Business Day following the date on which financial statements are delivered or required to be delivered pursuant to Section 6.01(a), commencing with the fiscal year ending December 31, 2009, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in accordance with Section 2.05(b)(vii)(B) in an aggregate amount equal to (x) 50% of Consolidated Excess Cash Flow for such fiscal year minus (y) the amount of any voluntary prepayments made on the Term Loan during such fiscal year.

(vii)         Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)          with respect to all amounts prepaid pursuant to Section 2.05(b)(i), first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations; and

(B)           with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii), (iii), (iv), (v) and (vi), first to the Term Loans to the principal repayment installments thereof on a pro rata basis (provided that any such payments made prior to the Digimarc Release Date shall be applied only to the portion of the Term Loans received by the Borrower on the Closing Date and shall not be applied to the amounts in the Digimarc Escrow Account), second, ratably to the L/C Borrowings and the Swing Line Loans, third, to the outstanding Revolving Loans, and, fourth, to Cash Collateralize the remaining L/C Obligations (in each of the cases described in clauses second through fourth above, without a corresponding reduction in the Aggregate Revolving Commitments).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06.       Termination or Reduction of Aggregate Revolving Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., three Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000  in excess thereof, (c) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments and (d) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage.  All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07.       Repayment of Loans.

(a)         Revolving Loans.  The Borrower shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)        Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

(c)         Term Loan.  The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 8.02 or, if the Maturity Date occurs earlier (provided that any amortization payments made prior to the Digimarc Release Date shall be applied only to the portion of the Term Loans received by the Borrower on the Closing Date and shall not be applied to the amounts in the Digimarc Escrow Account):

Payment Dates	Principal Amortization Payment

December 31, 2008	$3,750,000
March 31, 2009	$3,750,000
June 30, 2009	$3,750,000
September 30, 2009	$3,750,000
December 31, 2009	$7,500,000
March 31, 2010	$7,500,000
June 30, 2010	$7,500,000
September 30, 2010	$7,500,000
December 31, 2010	$15,000,000
March 31, 2011	$15,000,000
June 30, 2011	$15,000,000
September 30, 2011	$15,000,000
December 31, 2011	$15,000,000
March 31, 2012	$15,000,000
June 30, 2012	$15,000,000
September 30, 2012	$15,000,000
December 31, 2012	$33,750,000
March 31, 2013	$33,750,000
June 30, 2013	$33,750,000
Maturity Date	$33,750,000

2.08.       Interest.

(a)         Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)        (i)            If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                (ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, without duplication of clauses (i) and (ii) above.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)         Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.       Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)         Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (A) the Outstanding Amount of Revolving Loans and (B) the Outstanding Amount of L/C Obligations (the “Commitment Fee”).  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.03 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b)        Other Fees.  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10.       Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)         All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)        If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio of the Borrower and its Subsidiaries as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio of the Borrower and its Subsidiaries would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Revolving Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Revolving Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.09(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.

2.11.       Evidence of Debt.

(a)         The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)        In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12.       Payments Generally; Administrative Agent’s Clawback.

(a)         General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                         (i)            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the

Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)         Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)        Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)         Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)         Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13.       Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)         if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery; without interest; and

(b)        the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.       Taxes.

(a)         Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Loan Parties or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnification.

(i)            Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Loan Parties shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)        Evidence of Payments.  Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)         Status of Lenders; Tax Documentation.

(i)            Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to comply with all United States backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign

Lender is legally entitled to do so), whichever of the following is applicable:

(I)            executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of IRS Form W-8ECI,

(III)         executed originals of IRS Form W-8IMY and all required supporting documentation,

(IV)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  IRS Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)         Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such

Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02.       Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03.       Inability to Determine Eurodollar Rate.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, if no response is received from the Borrower in connection with such notice, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04.       Increased Costs; Reserves on Eurodollar Rate Loans.

(a)         Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)        Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)         Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

3.05.       Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)         any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)        any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)         any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13; including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of the Applicable Rate on the relevant Loan).  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06.       Mitigation Obligations; Replacement of Lenders.

(a)         Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07.       Survival.  All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING AND CREDIT EXTENSIONS

4.01.       Conditions of Closing and Initial Credit Extensions.  The obligation of each Lender to close and to make its initial Credit Extension hereunder in connection with the Digimarc Tender Offer is subject to satisfaction of the following conditions precedent:

(a)         Loan Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party party thereto and, in the case of this Agreement, by each Lender.

(b)        Opinions of Counsel.  Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties with respect to the Transactions, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent (which such opinions shall expressly permit reliance by the successors and assigns of the Administrative Agent and each Lender).

(c)         Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, in form and substance satisfactory to the Administrative Agent:

(i)            copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)           such resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, the state of its principal place of business and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)        Personal Property Collateral.  Receipt by the Administrative Agent of the following:

(i)            searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party and each other jurisdiction deemed appropriate by the Administrative Agent;

(ii)           UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)          all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement or the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of organization of such Person);

(iv)          searches of ownership of, and Liens on, United States registered intellectual property of each Loan Party in the appropriate governmental offices;

(v)           duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Loan Parties; and

(vi)          evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby.

(e)         Evidence of Insurance.  Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(f)         Limitation on Amount of Loans.  Unless the conditions specified in Section 4.02 are satisfied on the Closing Date, the aggregate amount of Loans received by the Borrower on the Closing Date (and not deposited into the Digimarc Escrow Account) shall not exceed the minimum amount necessary, after applying the net proceeds of the Digimarc PIPE, to consummate the Digimarc Tender Offer, the refinancing of the Existing Credit Agreement and to pay fees and expenses in connection with the Digimarc Tender Offer, the refinancing of the Existing Credit Agreement and the Credit Extensions to be made on the Closing Date.

(g)        Digimarc Merger.

(i)            Digimarc Merger Agreement.  The Digimarc Merger Agreement (including the schedules and exhibits thereto) shall not have been altered, amended or otherwise changed or supplemented, except in each case to the extent that any such alteration, amendment, change or supplement, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the interests of the Lenders or on the ability of the Arrangers to syndicate the Loans, without the prior written consent of the Arrangers and the Digimarc Merger Agreement shall provide that the Digimarc Expiration Date may be extended for up to ten business days at the option of Holdings or Digimarc AcquisitionCo regardless of whether the Digimarc Minimum Condition has been satisfied.

(ii)           Digimarc Tender Offer.  The Digimarc Offer Documents shall be in form and substance as is usual and customary for transactions of this type and consistent with the terms of the Digimarc Merger Agreement and this Agreement and shall not have been altered, amended or otherwise changed or supplemented, except in each case to the extent that any such alteration, amendment, change or supplement, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the interests of the Lenders or on the ability of the Arrangers to syndicate the Loans and, in no event shall the aggregate “Offer Price” (as defined in the Digimarc Offer Documents) that is payable to all of the holders of Digimarc Common Stock exceed $310,000,000, in each case without the prior written consent of the Arrangers.

(iii)          Digimarc Common Stock.  All conditions to the Digimarc Tender Offer shall be satisfied or waived (with the prior written consent of the Arrangers) and Digimarc AcquisitionCo shall have accepted for payment the shares tendered pursuant to the Digimarc Tender Offer.   After acquiring the shares to be validly tendered and not withdrawn by Digimarc stockholders in the Digimarc Tender Offer, Digimarc

AcquisitionCo shall be the record and beneficial owner of not less than a majority (calculated on a fully-diluted basis) of the issued and outstanding shares of Digimarc and not less than a majority (calculated on a fully-diluted basis) of the voting power of the issued and outstanding shares of Digimarc entitled to vote in the election of directors or in shareholder votes generally.

(iv)          Digimarc PIPE.  The Digimarc PIPE shall have been consummated on terms and conditions reasonably satisfactory to the Arrangers, yielding net proceeds of not less than $120,000,000, and the Administrative Agent shall have received a receipt, in form and substance satisfactory to the Administrative Agent, from Computershare, Inc., as depositary for the Digimarc Tender Offer, and acknowledged by the Borrower, evidencing that such net proceeds have been used to pay the consideration for the Digimarc Tender Offer and indicating the amount of any deficiency in the consideration for the Digimarc Tender Offer that is to be funded from the proceeds of the Loans.

(v)           Pro Forma Capital Structure.  The Administrative Agent shall be satisfied that the proposed tax and accounting treatment of the Transactions and the proposed corporate and capital structure (including the shareholding arrangements) of Holdings and its Subsidiaries (including Digimarc and its Subsidiaries, if any) after giving effect to the Transactions, (A) does not differ materially from the treatment and structure previously disclosed in writing by the Borrower to the Arrangers and (B) is otherwise satisfactory to the Arrangers (including receipt by the Administrative Agent of evidence in form and substance satisfactory to the Administrative Agent that the Watermark Spin-Off has occurred prior to the Closing Date pursuant to documentation and on terms and conditions satisfactory to the Arrangers (including, without limitation, a requirement that the Watermark SpinCo shall pay any portion of the consideration for the Digimarc Merger that is in excess of $310,000,000)).

(vi)          No Litigation.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority that, individually or in the aggregate, could reasonably be expected to impose materially adverse conditions on, or have a material adverse effect upon, the Transactions.

(h)        Financial Statements.  Receipt by the Administrative Agent of (i) pro forma consolidated financial statements as to Holdings and its Subsidiaries (including Digimarc and its Subsidiaries) after giving effect to all elements of the Transactions (including, without limitation, the Digimarc Merger) and (ii) forecasts prepared by management of Holdings giving effect to all elements of the Transactions (including, without limitation, the Digimarc Merger), each in form satisfactory to the Lenders, and each such forecast including balance sheets, income statements and cash flow statements on an annual basis for each year during the term of this Agreement.

(i)          Officer’s Certificate.  Receipt by the Administrative Agent of a certificate signed by a chief financial officer of each of the Borrower and Holdings:

(i)            certifying that:

(A)          no Default nor any default with respect to any other material Indebtedness of Holdings and its Subsidiaries shall exist, or would result from the proposed Credit Extension or from the application of the proceeds thereof on the Closing Date or from any other Transaction;

(B)           (1)           since June 28, 2008, no event or change has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Digimarc Material Adverse Effect; and

(2)           since December 31, 2007, no event or change has occurred that, individually or in the aggregate, has had or could be reasonably expected to have a Material Adverse Effect; and

(C)           all representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects; provided that (1) any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true and correct in all respects and (2) the only representations and warranties the accuracy of which shall be a condition to the availability of the Credit Extensions on the Closing Date shall be the Specified Representations;

(ii)           certifying and attaching calculations, in form and substance satisfactory to the Administrative Agent, demonstrating that:

(A)          the pro forma Consolidated Leverage Ratio of the Borrower and its Consolidated Subsidiaries as of the Closing Date (after giving effect to the Transactions and all related incurrences and repayments of Indebtedness of the Borrower and its Consolidated Subsidiaries) is less than 3.00 to 1.00; and

(B)           the Consolidated EBITDA of Digimarc and its Subsidiaries for the Reference Period of Digimarc and its Subsidiaries most recently ended for which financial statements are available is not less than $25,000,000, in each case after giving effect to all elements of the Transactions; and

(iii)          attesting to the Solvency of Holdings and its Subsidiaries, taken as a whole, after giving effect to the Transactions.

(j)          Existing Credit Agreement.  Receipt by the Administrative Agent of evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being amended and restated by this Agreement.

(k)         Ratings.  The Borrower shall have used commercially reasonable efforts to procure current Corporate Ratings and Facility Ratings from Moody’s and S&P.

(l)          Federal Reserve Form.  Receipt by the Administrative Agent of a Statement of Purpose for an Extension of Credit Secured by Margin Stock on Federal Reserve Form U-1 from the Borrower confirming the representation in Section 5.14(a) and such other documentation, information or certifications as the Administrative Agent reasonably deems necessary or appropriate to comply with Regulation U of the FRB.

(m)        Fees.

(i)            All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid.

(ii)           All fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(n)        Attorney Costs.  The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02.       Conditions of Release of Funds on Digimarc Release Date.  The obligation of the Administrative Agent to release of funds from the Digimarc Escrow Account in connection with the Digimarc Merger is subject to satisfaction of each of the following conditions precedent:

(a)         Joinder Agreement.  Receipt by the Administrative Agent of a fully executed counterpart of a Joinder Agreement for Digimarc and each of its Material Subsidiaries along with each of the items set forth in Section 6.14.

(b)        Closing of Facility.  The conditions set forth in Section 4.01 shall have been satisfied or waived on or prior to the Digimarc Release Date.

(c)         Officer’s Certificate.  Receipt by the Administrative Agent of a certificate signed by a chief financial officer of each of the Borrower and Holdings certifying and attaching calculations, in form and substance satisfactory to the Administrative Agent, demonstrating that the undrawn amount under the Revolving Commitment plus cash on hand of the Borrower and its Subsidiaries, in each case as of the date of consummation of the Digimarc Merger, shall be no less than $25,000,000, in each case after giving effect to all elements of the Transactions and the incurrence of Indebtedness of the Borrower and its Subsidiaries (including the release of funds from the Digimarc Escrow Account) related thereto.

(d)        Existing Digimarc Indebtedness.  Receipt by the Administrative Agent of evidence that all existing Indebtedness of Digimarc and its Subsidiaries (other than any such Indebtedness permitted under Section 7.03) has been or concurrently with the Digimarc Release Date is being terminated and all Liens securing obligations in connection with such Indebtedness have been or concurrently with the Digimarc Release Date are being released.

(e)         Digimarc Merger.

(i)            Digimarc Merger Terms.

(A)          Neither the Digimarc Merger Agreement (including the schedules and exhibits thereto) nor any of the documentation entered into in connection with the Watermark Spin-Off shall have been altered, amended or otherwise changed or supplemented, except in each case to the extent that any such alteration, amendment, change or supplement, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the interests of the Lenders or on the ability of the Arrangers to syndicate the Loans, without the prior written consent of the Arrangers.

(B)           The receipt by the Arrangers of evidence reasonably satisfactory to them that (1) the Borrower or Digimarc has received from Watermark SpinCo any portion of the consideration for the Digimarc Merger that is in excess of $310,000,000 and (2) after giving effect to the Digimarc Merger, Digimarc shall be a wholly-owned Subsidiary of the Borrower.

(ii)           Legal Impediments.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect, enjoining, restraining, preventing or prohibiting the consummation of the Transactions or making the consummation of the Transactions illegal.

(iii)          Completion of Digimarc Merger.  All conditions to the Digimarc Merger shall be satisfied or waived (any such waiver to be with the prior written consent of the Arrangers) on or before the Digimarc Release Date such that the Digimarc Merger shall be consummated, pursuant to and in accordance with the Digimarc Merger Agreement and the laws of the State of Delaware prior to or concurrently the release of the Digimarc Escrow Amount to occur on the Digimarc Release Date.

(f)         Fees.

(i)            All fees required to be paid to the Administrative Agent and the Arranger on or before the Digimarc Release Date shall have been paid.

(ii)           All fees required to be paid to the Lenders on or before the Digimarc Release Date shall have been paid.

(g)        Attorney Costs.  The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement or an Assignment and Assumption prior to the Digimarc Release Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Digimarc Release Date specifying its objection thereto.

4.03.       Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)         With respect to any Credit Extension made on the Closing Date, the Specified Representations shall be true and correct in all material respects and with respect to any other Credit Extension, the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (in each case, except to the extent any such representation and warranty is itself qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent any such representation and warranty is itself qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)        No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof; provided that, with respect to the Credit Extensions made or applied on the Closing Date, notwithstanding anything herein to the contrary, the existence or non-existence of any Default or Event of Default with respect to a breach of representations and warranties as of the Closing Date shall relate only to the Specified Representations.

(c)         The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)        In the case of any Request for Credit Extension under the Revolving Facility made after the Closing Date but prior to the Digimarc Release Date, the Administrative Agent shall have received such documents and information as it may reasonably request to be satisfied that the proposed Credit Extension will be made in compliance with Regulation U of the FRB.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.04.       Conditions of Release of Funds for Additional Tender Offer.  In the event that after the Closing Date and the consummation of the Digimarc Tender Offer, but prior to the occurrence of the Digimarc Release Date and the Digimarc Merger Date, Digimarc AcquisitionCo elects to make an additional tender offer for additional issued and outstanding Digimarc Common Stock pursuant to and in accordance with the Digimarc Offer Documents and the Digimarc Merger Agreement with an expiration date no later than August 8, 2008 unless extended in accordance with applicable Law and in no event later than August 29, 2008 (such offer, the “Follow-On Offer”), then the Administrative Agent may make up to two releases of funds from the Digimarc Escrow Account solely for the purpose of paying the consideration necessary to pay for Digimarc Common Stock tendered and accepted in such Follow-On Offer, subject in each case to satisfaction of each of the following conditions precedent:

(a)         Notice.  The Borrower shall have provided the Administrative Agent, not later than 1:00 p.m. the Business Day prior to the date of the requested release (which release date shall be a Business Day), with a written notice requesting a release from the Digimarc Escrow Account for the purpose of funding the purchase of accepted Digimarc Common Stock in connection with the Follow-On Offer, identifying the requested date of such release and providing calculations demonstrating the aggregate purchase price of the Digimarc Common Stock accepted and to be purchased pursuant to such release; provided that (i) no such release shall be made after August 11, 2008 unless the Follow-On Offer is extended in accordance with applicable Law, but in no event later than September 2, 2008, and (ii) no more than two such releases may be made after the Closing Date and prior to the Digimarc Release Date.

(b)        Closing of Facility.  The conditions set forth in Section 4.01 shall have been satisfied or waived on or prior to the date of any request for such a release.

(c)         Digimarc Tender Offer.  The Digimarc Offer Documents and any other documents necessary to effectuate the Follow-On Offer shall be in form and substance as is usual and customary for transactions of this type and consistent with the terms of the Digimarc Merger Agreement and this Agreement and shall not have been altered, amended or otherwise changed or supplemented, except in each case to the extent that any such alteration, amendment, change or supplement, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the interests of the Lenders or on the ability of the Arrangers to syndicate the Loans and, in no event shall the aggregate “Offer Price” (as defined in the Digimarc Offer Documents) that is payable to all of the holders of Digimarc Common Stock exceed $310,000,000, in each case without the prior written consent of the Arrangers.

(d)        Digimarc Common Stock.  All conditions to the acceptance and purchase of the Digimarc Common Stock to be purchased with such release shall be satisfied or waived (with the prior written consent of the Arrangers) and Digimarc AcquisitionCo shall have accepted for payment the shares tendered pursuant to such Follow-On Offer to be purchased with the proceeds of such release.

(e)         Digimarc Merger Terms. Neither the Digimarc Merger Agreement (including the schedules and exhibits thereto) nor any of the documentation entered into in connection with the Watermark Spin-Off shall have been altered, amended or otherwise changed or supplemented, except in each case to the extent that any such alteration, amendment, change or supplement, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the interests of the Lenders or on the ability of the Arrangers to syndicate the Loans, without the prior written consent of the Arrangers.

(f)         Legal Impediments.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect, enjoining, restraining, preventing or prohibiting the consummation of the Transactions or making the consummation of the Transactions illegal.

(g)        Pledge of Tendered Shares.  The Borrower and Digimarc AcquisitionCo shall have taken all actions reasonably requested by the Administrative Agent to ensure that a first priority, perfected security interest on the Digimarc Common Stock to be purchased with such release shall have been, or shall be, granted to the Administrative Agent, for the benefit of the Secured Parties, including confirming that such Digimarc Common Stock is pledged pursuant to the Pledge Agreement and is subject to a control agreement over such Digimarc Common Stock.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.04, each Lender that has signed this Agreement or an Assignment and Assumption prior to the date of any release provided for in this Section 4.04 shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed release date specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01.       Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02.       Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03.       Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the completion of the Transactions other than (i) filings required to perfect the Liens granted by the Loan Documents and (ii) those that have been or will be obtained prior to the Closing Date.

5.04.       Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05.       Financial Statements; No Material Adverse Effect.

(a)         The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of Holdings and its Consolidated Subsidiaries or Digimarc and its Consolidated Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)        The unaudited Consolidated balance sheets of Holdings and its Consolidated Subsidiaries dated as of June 30, 2008, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)         Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)        The pro forma financial statements of Holdings and its Subsidiaries and the forecasted balance sheet and statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01(h) and Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which management believes are reasonable in the circumstances in light of the conditions existing at the date of their preparation and known to the Borrower or Holdings.  The forecasted financial information reflects management’s judgment of the expected conditions and its expected course of action as of the date of its preparation.  The assumptions are those that management believes are significant to the forecast.  There will usually be differences between forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.  The forecasts were prepared for management’s internal use and are not intended to comply with standard for the presentation of forecasted financial information in accordance with standards established by the American Institute of Certified Public Accountants as they relate to prospective financial information.

(e)         As of the Closing Date, Holdings and its Subsidiaries have no material indebtedness or other material liabilities, direct or contingent, including liabilities for taxes, material commitments and Indebtedness, other than (i) those booked or disclosed in the unaudited consolidated financial statements of Holdings and its Subsidiaries for the fiscal quarter ended June 30, 2008 and (ii) as disclosed on Schedule 7.03.

5.06.       Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the best knowledge of the Borrower or Holdings, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the Transactions or the other transactions contemplated by this Agreement or any other Loan Document, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07.       No Default.  Neither Holdings, the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the Transactions or the other transactions contemplated by this Agreement or any other Loan Document.

5.08.       Ownership of Property; Liens.  Each of Holdings, the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of Holdings, the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09.       Environmental Compliance.  Based on the respective businesses, operations and properties of the Borrower, the Borrower has reasonably concluded that there are no claims with respect to Environmental Laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.10.       Insurance.  The properties of Holdings, the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings, the Borrower or the applicable Subsidiary operates.

5.11.       Taxes.  Holdings, the Borrower and its Subsidiaries have (a) filed all United States federal and state income tax returns required to be filed, and have paid all United States federal and state taxes imposed upon them or their properties, income or assets otherwise due and payable, except those which are either (i) being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) where the failure to file or pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (b) filed all other tax returns and reports required to be filed, and have paid all other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which either (i) are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) the failure to file or pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  There is no proposed tax assessment against Holdings, the Borrower or any Subsidiary that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Neither Holdings, the Borrower nor any of its Subsidiaries is party to any tax sharing agreement with any Person other than the Borrower or one or more of its Subsidiaries.

5.12.       ERISA Compliance.

(a)         Each Plan is in compliance with the applicable provisions of ERISA, the Code and other United States federal or state Laws, except for such non-compliance that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except for such non-qualification that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)        There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material

Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has, within the past six years, resulted or, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c)         No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except in such instances described in (i) through (v) above that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.13.       Subsidiaries; Equity Interests.  As of the Closing Date, Holdings has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Holdings, the Borrower or one of their respective Subsidiaries in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than non-consensual Liens permitted by Section 7.01 that could not reasonably be expected to materially impair the value of any such Equity Interest as Collateral.  As of the Closing Date, Holdings and the Borrower have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, and are fully paid and nonassessable.  Except as disclosed in financial statements delivered under this Agreement and Part (c) of Schedule 5.13, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any capital stock of the Borrower, Holdings or any Subsidiary, except in each case as created by the Loan Documents.

5.14.       Margin Regulations; Investment Company Act.

(a)         Holdings, the Borrower and each Subsidiary is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of any of the Loans or Letters of Credit will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(b)        None of Holdings, the Borrower, any of their respective Subsidiaries or any Person Controlling Holdings, the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15.       Disclosure.  The Borrower has disclosed to the Administrative Agent and all Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16.       Compliance with Laws.  Each of Holdings, the Borrower and each Subsidiary is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17.       Labor Matters.  There is (a) no unfair labor practice complaint pending against Holdings, the Borrower or any of its Subsidiaries or, to the best knowledge of Borrower, threatened against Holdings, the Borrower or any of its Subsidiaries, before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings, the Borrower or any of its Subsidiaries or, to the best knowledge of Borrower after due inquiry, threatened against Holdings, the Borrower or any of its Subsidiaries, (b) no strike, labor dispute, slowdown or stoppage pending against Holdings, the Borrower or any of its Subsidiaries or, to the best knowledge of Borrower, after due inquiry, threatened against Holdings, the Borrower or any of its Subsidiaries and (iii) to the best knowledge of Borrower after due inquiry, no union representation question existing with respect to the employees of Holdings, the Borrower or any of its Subsidiaries and, to the best knowledge of Borrower, no union organizing activities are taking place, except such as could not, with respect to any matter specified in clause (i), (ii) or (iii) above, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

5.18.       Solvency.  Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by the Loan Parties and the consummation of the Transactions and the other  transactions contemplated hereby, Holdings and its Subsidiaries, taken as a whole, will be Solvent.

5.19.       Intellectual Property; Licenses, Etc.  Holdings, the Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person.  (i) To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Holdings or any Subsidiary infringes upon any rights held by any other Person, and (ii) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, in either case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20.       No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries has had or could be expected to have a Material Adverse Effect.

5.21.       Security Interests.

The Pledge Agreement is effective to create in favor of the Administrative Agent for the benefit of the Lenders valid and enforceable security interests in the Pledged Interests, subject to no other Liens, except Liens permitted by the Loan Documents.  The Security Instruments (other than the Pledge Agreement) are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, valid and enforceable security interest in the collateral subject thereto, subject to no other Liens, except Liens permitted by the Loan Documents.

5.22.       Compliance with Anti-Terrorism Laws.

(a)         No Loan Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, in each case in any respect that could reasonably be expected to have a Material Adverse Effect.

(b)        Except as could not reasonably be expected to have a Material Adverse Effect, none of the Loan Parties or their agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)            a person that is listed in the annex to, or is otherwise subject to the provisions of Executive Order No. 13224;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)          a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)           a person that is named as a “specially designated national” on the most current list published by the United States Treasury Department’s Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)          a person who is affiliated or associated with a person listed above.

No Loan Party, or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, in each case in any respect that could reasonably be expected to have a Material Adverse Effect.

5.23.       Subordination.  The Obligations constitute “Senior Debt” or “Designated Senior Debt” under any Subordinated Debt Documents (or any similar term used therein); provided, that this requirement shall not apply to any documentation related to the Convertible Notes.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01.       Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a)         as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Holdings (or, if earlier, the date that is five (5) days after the reporting date for such information required by the SEC) (commencing with the fiscal year ending December 31, 2008), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing as to whether such financial statements are free of material misstatement, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of material misstatement; and

(b)        as soon as available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or, if earlier, the date that is five (5) days after the reporting date for such information required by the SEC) (commencing with the fiscal quarter ending September 30, 2008), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such statements to be certified by a Responsible Officer of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)         as soon as available, but in any event at least fifteen days before the end of each fiscal year of Holdings, forecasts prepared by management of Holdings, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(d), Holdings shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02.       Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a)         concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b)        concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending September 30, 2008), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)         promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of a Loan Party by independent accountants in connection with the accounts or books of a Loan Party or any Subsidiary, or any audit of any of them;

(d)        promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings or the Borrower (not otherwise publicly available), and copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)         promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each written notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof,

(f)         no later than five Business Days (or such shorter period as agreed to by the Administrative Agent) prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification of any Subordinated Debt Document; and

(g)        promptly, such additional information regarding the business, financial or corporate affairs of Holdings, the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or Holdings posts such documents or provides a link thereto on the Borrower’s or Holdings’ website on the Internet at the website address listed on Schedule 10.02 or (ii) on which such documents are posted on the Borrower’s or Holdings’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) if the Administrative Agent or a Lender so requests, the Borrower and Holdings shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower or Holdings shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower and Holdings hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower or Holdings hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower and Holdings shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, Holdings or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not designated “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information.”  Notwithstanding the foregoing, the Borrower and Holdings shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03.       Notices.  Promptly notify the Administrative Agent and each Lender:

(a)         of the occurrence of any Default;

(b)        of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any material default under, a Contractual Obligation of Holdings, the Borrower or any Subsidiary; (ii) any material dispute, litigation, investigation, proceeding or suspension between Holdings, the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)         of the occurrence of any ERISA Event;

(d)        of any material change in accounting policies or financial reporting practices by Holdings, the Borrower or any Subsidiary; and

(e)         of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) incurrence or issuance of any Indebtedness of Holdings or its Subsidiaries for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), (iii) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv) and (iv) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(v); and

(f)         of the issuance of a notice of proposed debarment or notice of proposed suspension by a Governmental Authority or Governmental Authorities.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04.       Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless either (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Subsidiary or (ii) the failure to do so would not have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property that is not a Lien permitted by Section 7.01; and (c) all its Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05.       Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; and (d) deliver certificates of good standing and/or qualifications to engage in business not delivered to the Administrative Agent on or before the Closing Date as set forth in Section 4.01(c)(iii) within ten Business Days after the Closing Date or as otherwise agreed to by the Administrative Agent.

6.06.       Maintenance of Properties.  (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07.       Maintenance of Insurance.  (a) Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party or Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons  and (b) name the Administrative Agent as additional insured party in respect of hazard and liability insurance and loss payee in respect of property insurance.

6.08.       Compliance with Laws and Material Contractual Provisions.  Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, and all contractual provisions, except in such instances in which (a) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09.       Compliance with Environmental Laws.

(a)         (i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all environmental permits necessary for its operations as conducted and as planned; and (ii) use commercially reasonable efforts to cause all of its tenants, subtenants, contractors, subcontractors and invitees to comply with all Environmental Laws, and obtain, comply with and maintain any and all environmental permits, applicable to any of them insofar as any failure to so comply, obtain or maintain as set forth in (i) and (ii) above, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)        Comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to Holdings, the Borrower or any of their respective Subsidiaries by any Governmental Authority, other than such orders and lawful directives (x) as to which an appeal or other challenge has been timely and properly taken in good faith or (y) which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.10.       Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings, the Borrower or their respective Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction or contracting authority over Holdings, the Borrower or their respective Subsidiaries, as the case may be.

6.11.       Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that such visits shall be limited to no more than four (4) visits per fiscal year unless an Event of Default exists, at which time the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall conduct any invasive soil or groundwater investigation, study or sampling at any property of Holdings or any of its Subsidiaries that would unreasonably interfere with the occupancy and/or operations at such properties.

6.12.       Use of Proceeds.  The proceeds of (a) the Term Loans shall be used (i) after the prior application of the net proceeds of the Digimarc PIPE, to pay a portion of the share consideration payable for the Digimarc Tender Offer and a portion of the merger consideration payable for the Digimarc Merger, together with any payments in connection with dissenters’ rights, (ii) to refinance the Existing Credit Agreement and (iii) to pay fees and expenses incurred in connection with the Transactions and (b) the Revolving Loans shall be used (i) after the prior application of the net proceeds of the Digimarc PIPE and the proceeds of the Term Loan, to pay a portion of the consideration payable for the Digimarc Tender Offer and the Digimarc Merger and (ii) to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries.

6.13.       Security Interests; Further Assurances.

(a)         Promptly, but in no event later than thirty days after the request of the Administrative Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Instruments or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Liens permitted hereunder and subject to other Liens except as permitted by the Security Instruments, or obtain any consents, including, without limitation, landlord or similar lien waivers and consents, as may be necessary or appropriate in connection therewith.  Deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Instruments.  Upon the exercise by the Administrative Agent or the Lenders of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Lenders may be so required to obtain.

(b)        In the case of the acquisition or creation of any new Subsidiary or the designation of a Subsidiary as a Material Subsidiary, subject to the time limitations in Section 6.14, cause:

(i)            100% of the issued and outstanding Equity Interests of each direct Domestic Subsidiary of a Loan Party; and

(ii)           65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Loan Party;  and

(iii)          100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party;

in each case, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Instruments, together with opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

6.14.       New Subsidiaries; Collateral.

(a)         Except as provided in Section 4.02, as soon as practicable but in any event within thirty days (as such date may be extended by the Administrative Agent in its sole discretion) following either (x) the acquisition or creation of any Subsidiary that constitutes a Material Subsidiary or (y) any existing Subsidiary being determined to be a Material Subsidiary pursuant to Section 6.15, cause to be delivered to the Administrative Agent each of the following:

(i)            a Joinder Agreement duly executed by such Material Subsidiary;

(ii)           if the Pledged Interests issued or owned by such Material Subsidiary constitute securities under Article 8 of the Uniform Commercial Code (i) the certificates representing 100% of such Pledged Interests and (ii) duly executed, undated stock powers or other appropriate powers of assignment in blank affixed thereto;

(iii)          Uniform Commercial Code financing statements naming such Material Subsidiary as “debtor” and naming the Administrative Agent for the benefit of the Secured Parties as “secured party,” in form, substance and number sufficient in the reasonable opinion of the Administrative Agent and its counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of the Administrative Agent, for the benefit of the Secured Parties, the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by Uniform Commercial Code filing;

(iv)          unless otherwise agreed by the Administrative Agent in its reasonable discretion, an opinion of counsel to each Person executing a Joinder Agreement pursuant to this Section 6.14, dated as of the date of delivery of such applicable Loan Document provided for in this Section 6.14 and addressed to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 4.01(a) (which such opinions shall expressly permit reliance by the successors and assigns of the Administrative Agent and each Lender); and

(v)           as to each Person executing a Joinder Agreement pursuant to this Section 6.14, current copies of the Organization Documents of each such Person, resolutions (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 6.14, all certified by the applicable Governmental Authority or appropriate officer as the Administrative Agent may elect.

(b)        If any assets in excess of $500,000 individually or $1,000,000 in the aggregate (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary after the Closing Date (other than assets constituting Collateral under the Security Agreement or Pledge Agreement that have become subject to the Liens granted under such Security Instruments upon acquisition thereof), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause its Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c)         As soon as practicable but in any event within ten Business Days after such event, the Borrower will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, and will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with this Agreement the applicable provisions of the Security Instruments.

6.15.       Designation of Material Subsidiaries.  As of the Closing Date, the Material Subsidiaries, after giving effect to the Transactions, are listed on Schedule 6.15.  If, at any time (including on a pro forma basis after the consummation of any acquisition transaction), the Subsidiaries identified on Schedule 6.15 as Material Subsidiaries and any Subsidiary joined to the Loan Documents under Section 6.14 are insufficient to satisfy each of the thresholds set forth in the definition of Material Subsidiaries, the Borrower shall promptly (but no later than fifteen days after either (i) the acquisition of such Subsidiary or (ii) the date upon which the Borrower obtains knowledge that such threshold is no longer satisfied) designate in writing to the Administrative Agent such additional Subsidiaries as “Material Subsidiaries” as are necessary to comply with such definition, and each such additional Subsidiary shall comply with the provisions of Section 6.14 within the time provided therein.

6.16.       Interest Rate Protection Agreements.  Within sixty days of the Closing Date, the Borrower shall enter into interest rate protection agreements (protecting against fluctuations in interest rates) reasonably acceptable to the Administrative Agent, so that after giving effect to such agreements an amount that is not less than 50% of the sum of (a) the aggregate principal amount of the Term Loans made on the Closing Date (including amounts deposited in the Digimarc Escrow Account) plus (b) the aggregate principal amount of the Convertible Notes on the Closing Date, shall bear interest at a fixed rate for a duration of at least three years.

6.17.       Designation as Senior Indebtedness.  Designate all Obligations as “Designated Senior Indebtedness” (or the equivalent) under, and defined in, the Subordinated Debt Documents; provided, that this requirement shall not apply to any documentation related to the Convertible Notes.

6.18.       Post Closing Requirements.  Unless otherwise waived by the Administrative Agent in its sole discretion, within sixty days of the Closing Date (which such date may be extended up to an additional sixty days by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent each of the items, and complete each of the actions, referred to on Schedule 6.18.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and the Borrower shall not, nor shall they permit any of their respective Subsidiaries to, directly or indirectly:

7.01.       Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (including the Equity Interests of Digimarc tendered in the Digimarc Tender Offer), other than the following:

(a)         Liens pursuant to any Loan Document;

(b)        Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)         Liens for taxes (i) not yet due, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or (iii) that are not, either individually or in the aggregate, material;

(d)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)         pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)         deposits to secure the performance of bids, trade contracts and leases (other than (i) Indebtedness and (ii) operating leases of Holdings), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business of the Borrower and its Subsidiaries;

(g)        easements, rights-of-way, restrictions and other similar encumbrances affecting real property of the Borrower and its Subsidiaries which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)        Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)          Liens securing the property of the Borrower or any of its Subsidiaries for Indebtedness permitted under Section 7.03(e) and (f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)          Liens on the property of the Borrower or any of its Subsidiaries in favor of landlords securing licenses, subleases or leases entered into in the ordinary course of business;

(k)         Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(l)          Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;

(m)        Liens on the property of the Borrower or any of its Subsidiaries securing obligations in respect of trade letters of credit covering the goods (or the documents of title in respect of such goods) financed by such trade letters of credit and the proceeds and products thereof;

(n)        Liens on the property of the Borrower or any of its Subsidiaries in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)        Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Loan Party in the ordinary course of business;

(p)        Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary in connection with a Permitted Acquisition; provided, that (i) such Liens were in existence prior to the contemplation of such merger or consolidation (and not incurred in contemplation thereof), (ii) do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the applicable Subsidiary and (iii) any Indebtedness secured by such Liens is permitted by Section 7.03;

(q)        Liens (i)(A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment pursuant to Section 7.02(g) to be applied against the purchase price for such Investment and (B) consisting of Dispositions permitted under Section 7.05, in each case under this clause (i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on earnest money deposits of cash or Cash Equivalents made by any Loan Party in connection with any letter of intent or purchase agreement permitted hereunder; and

(r)         Liens not otherwise permitted by this Section 7.01 so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed $5,000,000 at any one time.

7.02.       Investments.  Make any Investments, except:

(a)         Investments in the form of Cash Equivalents held by the Borrower, such Subsidiary or Holdings; provided, that the aggregate amount of all such Investments by Holdings in Cash Equivalents that are not from (i) proceeds of Subordinated Debt, (ii) proceeds of the issuance of Equity Interests by Holdings or (iii) the proceeds of distributions by the Borrower to Holdings permitted by Section 7.06(d)(ii) and clause (b) below, shall not exceed $1,000,000 in any fiscal year;

(b)        advances to officers, directors and employees for travel, entertainment, relocation and analogous ordinary business purposes of (i) the Borrower and its Subsidiaries, in an aggregate amount not to exceed $500,000 at any time outstanding and (ii) Holdings, in an aggregate amount taken together with the amounts incurred under clause (a) above not to exceed $1,000,000 in any fiscal year;

(c)         (i) Investments (A) of the Borrower in any Guarantor (other than Holdings), (B) of any Guarantor (other than Holdings) in the Borrower or in another Guarantor (other than Holdings) and (C) of the Borrower or any Guarantor (other than Holdings) in any Subsidiary of the Borrower that is not a Guarantor in an aggregate amount for all such Investments not to exceed $10,000,000 at any time outstanding and (ii) Investments of Holdings in the Borrower or another Guarantor;

(d)        Investments of the Borrower and any Subsidiary consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)         Guarantees permitted by Section 7.03;

(f)         Investments existing on the date hereof and listed on Schedule 7.02;

(g)        the acquisition of all or substantially all of the assets or line of business of, or not less than 100% of the capital stock of, a Person (referred to herein as the “Acquired Entity”); provided that:

(i)            such acquisition was approved by the board of directors of such Acquired Entity;

(ii)           the Acquired Entity shall be in a similar line of business or any business related or incidental thereto as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year;

(iii)          the Acquired Entity shall be organized under the laws of the United States, United Kingdom, Canada or Germany or any state or political subdivision thereof;

(iv)          no such acquisition shall be permitted prior to the Digimarc Merger Date; and

(v)           at the time of such transaction:

(A)          both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing,

(B)           the Borrower would be in compliance with the Consolidated Leverage Ratio set forth in Section 7.11(b) as of the most recently completed Reference Period ended prior to such transaction for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 7.02(g) occurring after such period) as if such transaction had occurred as of the first day of such period (assuming, for purposes of pro forma compliance with Section 7.11(b), that the maximum Consolidated Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 more restrictive than the Consolidated Leverage Ratio actually provided for in such Section at such time);

(C)           the available Aggregate Revolving Commitments shall be at least $25,000,000 after giving effect to such transaction; and

(D)          the Borrower shall have delivered a certificate of a Responsible Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent (any acquisition of an Acquired Entity meeting all the criteria of this Section 7.02(g) being referred to herein as a “Permitted Acquisition”);

(h)        the Digimarc Merger; and

(i)          other Investments by the Borrower and its Subsidiaries not exceeding $5,000,000 in the aggregate in any fiscal year of the Borrower.

7.03.       Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)         Indebtedness under the Loan Documents;

(b)        Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms (other than interest rate and fees) taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate and fees applicable to any such refinancing, refunding, renewing or extending Indebtedness are on market terms;

(c)         Guarantees of (i) the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor (other than Holdings), (ii) any non-Guarantor Subsidiary of Indebtedness of the Borrower or any Subsidiary of the Borrower, or (iii) any non-Guarantor Subsidiary of Investments permitted by Section 7.02(c);

(d)        obligations (contingent or otherwise) of Holdings, the Borrower or any Subsidiary existing or arising under any Swap Contract; provided, that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)         Indebtedness of the Borrower or any Subsidiary in respect of capital leases and Synthetic Lease Obligations for fixed or capital assets, and renewals and extensions thereof in connection with a refinancing thereof, within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed (i) $20,000,000 taken together with amounts outstanding under clause (f) below or (ii) $40,000,000 taken together with amounts outstanding under clauses (f), (g) and (h) of this Section;

(f)         Indebtedness of the Borrower or any Subsidiary in respect of purchase money obligations for fixed or capital assets, and renewals and extensions thereof in connection, with a refinancing thereof, within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed (i) $20,000,000 taken together with amounts outstanding under clause (e) above or (ii) $40,000,000 taken together with amounts outstanding under clauses (e), (g) and (h) of this Section;

(g)        Indebtedness of an Acquired Entity that is assumed by the Borrower or any Subsidiary in connection with a Permitted Acquisition consummated pursuant to Section 7.02(g); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed (i) $20,000,000 or (ii) $40,000,000 taken together with amounts outstanding under clauses (e), (f) and (h) of this Section;

(h)        Permitted Seller Debt; provided, however, that the aggregate amount of all such Permitted Seller Debt at any one time outstanding shall not exceed (i) $20,000,000 or (ii) $40,000,000 taken together with amounts outstanding under clauses (e), (f) and (g) of this Section; provided, further, that before and after giving effect to the incurrence of such Permitted Seller Debt, no Default or Event of Default shall have occurred;

(i)          unsecured Subordinated Debt

(i)            of the Borrower not to exceed $200,000,000 at any time outstanding; provided that (A) no Default or Event of Default shall have occurred or would occur as a result of the incurrence of such Subordinated Debt and (B) the Borrower and its Subsidiaries are in pro forma compliance, after giving effect to the incurrence of such Subordinated Debt, with each of the covenants in this Agreement (including, without limitation, Section 7.11); and

(ii)           of Holdings; provided, that (A) no Default or Event of Default shall have occurred or would occur as a result of the incurrence of such Subordinated Debt and (B) the pro forma Consolidated Leverage Ratio of Holdings and its Subsidiaries after giving effect to the incurrence of such Subordinated Debt shall be less than 4.75 to 1.00;

(j)          unsecured Indebtedness of the Borrower or any Subsidiary representing deferred compensation to employees of any Loan Party incurred in the ordinary course of business;

(k)         Indebtedness of the Borrower or any Subsidiary incurred in a Permitted Acquisition or Disposition consisting of obligations for indemnification, the adjustment of the purchase price or similar adjustments;

(l)          Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(m)        Indebtedness of the Borrower or any Subsidiary consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n)        Indebtedness incurred by the Borrower or any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including in respect of health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, that, upon the drawing of such letters of credit, such obligations are reimbursed within thirty days following such drawing; and

(o)        (i) Indebtedness that would constitute an Investment under Section 7.02(c) or (ii) other Indebtedness of the Borrower or any Subsidiary at any time outstanding not to exceed $5,000,000 in the aggregate.

7.04.       Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)         any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b)        any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c)         Digimarc AcquisitionCo may consummate the Digimarc Merger;

(d)        the Borrower may dissolve any Subsidiary that is not a Material Subsidiary; and

(e)         any Permitted Acquisition expressly permitted by Section 7.02 may be structured as a merger, consolidation or amalgamation.

7.05.       Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)         Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)        Dispositions of inventory in the ordinary course of business;

(c)         Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)        Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower, a Guarantor or a non-Guarantor Subsidiary to the extent such Disposition constitutes an Investment permitted by Section 7.02(c)(ii);

(e)         Dispositions permitted by Section 7.04;

(f)         non-exclusive licenses of, or covenants not to assert with respect to, IP Rights in the ordinary course of business;

(g)        intercompany sales or transfers of assets made in the ordinary course of  business;

(h)        licenses, leases or subleases of tangible property in the ordinary course of business;

(i)          licensing, cross-licensing and covenant not to assert arrangements involving technology or other intellectual property of the Borrower or a Subsidiary in the ordinary course of business;

(j)          any consignment arrangements or similar arrangements for the sale of assets in the ordinary course of business;

(k)         the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(l)          Dispositions of Cash Equivalents;

(m)        Dispositions in the ordinary course of business consisting of the abandonment of IP Rights which, in the reasonable good faith determination of the Borrower are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business; and

(n)        other Dispositions by the Borrower and its Subsidiaries in addition to those permitted by any other clause of this Section 7.05, provided, that (i) the aggregate value of all such Dispositions pursuant to this Section 7.05(n) shall not exceed $15,000,000 in any fiscal year, (ii) the Borrower complies with Section 2.05(b)(ii) with respect to the Net Cash Proceeds thereof and (iii) Dispositions related to any arrangement with any Person providing for leasing by Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by Borrower or such Subsidiary to such Person or to any other Person or to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or such Subsidiary shall not exceed $7,500,000 in any fiscal year;

provided, however, that any Disposition pursuant to clauses (b), (c), (1) and (n) above shall be for fair market value.

7.06.       Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)         each Subsidiary may make Restricted Payments to the Borrower, the Guarantors (other than Holdings) and any other Person (other than Holdings) that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)        Holdings, the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)         Holdings, the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of (x) new shares of its common stock or other common Equity Interests or (y) so long as no Default or Event of Default shall have occurred or be continuing, Subordinated Debt of Holdings permitted hereunder;

(d)        the Borrower may declare and make cash dividend payments to Holdings, and Holdings may make payments,

(i)            solely to pay regularly scheduled interest as and when due with respect to the Subordinated Debt, in an amount not to exceed the lesser of (A) the actual aggregate amount of interest payments paid in such fiscal year on such Subordinated Debt or (B) $10,000,000 in the aggregate in any fiscal year;

(ii)           so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom and subject to the prior application of proceeds pursuant to Section 2.05(b)(iv), in an amount not to exceed the aggregate amount contributed or loaned from Holdings to the Borrower, within the twelve months immediately preceding the date of any such payment, from the proceeds of issuances of Equity Interests by Holdings (other than the Convertible Notes); and

(iii)          to pay tax liabilities actually due and payable which are attributable to (or as a result of) the operations of the Borrower or any of its Subsidiaries and are not otherwise paid by the Borrower or any of its Subsidiaries;

(e)         To the extent required in connection with the conversion of the Convertible Notes, Holdings may (i) issue common stock of Holdings and (ii) make payments in cash in lieu of the issuance of fractional shares; and

(f)         Subject to the prior application of proceeds pursuant to Section 2.05(b)(iv), Holdings may repay, repurchase or redeem the Convertible Notes, or settle conversion thereof with cash payments, and make other Restricted Payments, in each case in an amount not to exceed the aggregate proceeds of issuances of Equity Interests by Holdings (other than the Convertible Notes) remaining after any required payment made pursuant to Section 2.05(b)(iv).

7.07.       Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08.       Transactions with Affiliates.  Except as set forth on Schedule 7.08, enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties and their Subsidiaries.

7.09.       Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document or an agreement that has been entered into in connection with the disposition of all or substantially all of the capital stock or assets of such

Subsidiary) that limits the ability (i) of Holdings, the Borrower or any Subsidiary to (A) make dividend payments in respect of any capital stock of such Subsidiary held by, or pay any Indebtedness owed to, Borrower or any other Subsidiary, (B) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary or (C) transfer any of its assets to the Borrower or any other Subsidiary, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property or assets (whether now owned or hereafter acquired) of such Person; provided, however, that the foregoing shall not prohibit (x) any negative pledge incurred or provided pursuant to (A) any agreement with a holder of Indebtedness permitted under Section 7.03 (e), (f) or (g) solely to the extent that such negative pledge does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property to secure the Loans, (B) any industrial revenue or development bonds, acquisition agreement or operating leases of real property and equipment entered into in the ordinary course of business or (C) any such restrictions or conditions imposed by any Subordinated Debt Document.

7.10.       Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in a manner that violates Regulation U of the FRB.

7.11.       Financial Covenants.

(a)         Consolidated Debt Service Coverage Ratio.  Permit the Consolidated Debt Service Coverage Ratio as of the end of each fiscal quarter of the Borrower to be less than 2.25 to 1.00.

(b)        Consolidated Borrower Leverage Ratio.  Permit the Consolidated Leverage Ratio of the Borrower and its Consolidated Subsidiaries as of the end of each fiscal quarter of the Borrower to exceed the corresponding ratio set forth below:

Applicable Period	Maximum Consolidated Leverage Ratio
Closing Date to and including March 30, 2010	3.25 to 1.00
March 31, 2010 to and including March 30, 2011	3.00 to 1.00
March 31, 2011 and thereafter	2.75 to 1.00

7.12.       Capital Expenditures.  Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset

(excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, $40,000,000 in the aggregate in any fiscal year of the Borrower and its Subsidiaries; provided that the Borrower and its Subsidiaries may make capital expenditures in excess of the applicable annual amount in connection with new contracts or extensions of existing contracts to the extent approved by the Administrative Agent, the Administrative Agent further agreeing to provide a response promptly after a request therefor by the Borrower accompanied by reasonable information with respect thereto, which request may occur in advance of a bid for any such new contract or contract extension.

7.13.       Change in Fiscal Year.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.14.       Modifications of Material Agreements.  Amend, modify, waive, terminate or release (a) its Organization Documents, (b) any certificate of designations or similar document governing any preferred stock or any preferred Equity Interests, (c) the Digimarc Merger Agreement, any of the Digimarc Offer Documents or any other documents in connection with the Transactions or (d) any document governing Subordinated Debt, in each case unless the Borrower determines in good faith that the effect of such amendment, modification, waiver, termination or release is not materially adverse to the Borrower, any Subsidiary or the Lenders (including any amendment or modification that would shorten the final maturity or average life to maturity prior to the date which is six months after the Maturity Date or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto).

7.15.       Payments of Certain Debt.  Make (or give any notice with respect thereto) any optional or other non-scheduled payment on, or prepayment, redemption, acquisition for value (including without limitation, by way of depositing money or securities with respect thereto before due for the purpose of paying when due), refund, refinance or exchange any Subordinated Debt (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction); or make any principal or interest payments in respect of any Subordinated Debt in violation of any subordination provisions contained in the Subordinated Debt Documents; provided, that the foregoing shall not restrict Holdings from making any Restricted Payment, in each case, as permitted under Section 7.06; or make any principal or interest payments to Holdings in respect of any Indebtedness permitted under Section 7.03(o)(i).

7.16.       Holding Company.  In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower and the Investment set forth on part (b) of Schedule 5.13, (b) incurrence of the Convertible Notes and other unsecured Subordinated Debt pursuant to and in accordance with Section 7.03(i)(ii), (c) maintaining its corporate existence, (d) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (e) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (f) activities incidental to the businesses or activities described in clauses (a) through (e) of this Section.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01.       Events of Default.  Any of the following shall constitute an Event of Default:

(a)         Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)        Specific Covenants.  The Borrower or Holdings fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05(a) (but only as to Loan Parties) or (d), 6.10, 6.11,  6.12, 6.13(b), 6.14, 6.15, 6.18, or Article VII; or

(c)         Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of (i) notice thereof to the Borrower from the Lender or (ii) a Responsible Officer of the Borrower having knowledge or notice thereof; or

(d)        Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, if such representation and warranty is itself qualified by materiality or Material Adverse Effect, it shall be incorrect or misleading in any respect) when made or deemed made; or

(e)         Cross-Default.  (i) Holdings, the Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)         Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)        Inability to Pay Debts; Attachment.  (i) Holdings, the Borrower or any other Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)        Judgments.  There is entered against Holdings, the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)          ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)          Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Subsidiary or Affiliate of any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(k)         Liens.  Any Lien purported to be created under any Security Instrument shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with an aggregate fair market value in excess of $800,000, with the priority required by the applicable Security Instrument, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents; or

(l)          Change of Control.  There occurs any Change of Control; or

(m)        Subordinated Debt.  There shall occur an “Event of Default” (or any comparable term) under, and as defined in, any Subordinated Debt Document; or any of the Obligations for any reason shall fail to be “Senior Debt” (or any comparable term) under, and as defined in, any Subordinated Debt Document; or any Indebtedness other than the Obligations shall constitute “Designated Senior Debt” (or any comparable term) under, and as defined in, any Subordinated Debt Document; or the subordination provisions of any Subordinated Debt Document shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Subordinated Debt; or

(n)        Digimarc Merger.  The failure to complete the Digimarc Merger on or prior to December 31, 2008; or

(o)        Government Contracts. If:

(i)            any of Holdings, its Subsidiaries or its Affiliates:

(A)          has been debarred or suspended by any Governmental Authority or Governmental Authorities, or

(B)           has any Contractual Obligation with any Governmental Authority terminated due to Holdings’, any of its Subsidiaries’ or any of its Affiliates’ alleged fraud or willful misconduct; and

(ii)           the revenues of all Contractual Obligations of Holdings, its Subsidiaries and its Affiliates with such Governmental Authority or Governmental Authorities that are subject to or affected by all debarments, suspensions or terminations referred to in clause (i) above exceed $50,000,000 in the aggregate in any fiscal year for all such Contractual Obligations.

8.02.       Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)         declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan

Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)         require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)        exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03.       Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of (a) that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, (b) interest on Related Treasury Management Arrangements and (c) fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Related Swap Contract, to the extent such Related Swap Contract is permitted by Section 7.03(d), ratably among the Lenders (and, in the case of such Related Swap Contracts and Related Treasury Management Arrangements, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Related Swap Contract, to the extent such Related Swap

Contract is permitted by Section 7.03(d), (c) payments of other amounts due under any Related Treasury Management Arrangement and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Related Swap Contracts and Related Treasury Management Arrangements, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid indefeasibly in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01.       Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, without limitation, maintaining the Digimarc Escrow Account and entering into the Digimarc Escrow and Control Agreement.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02.       Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.       Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing:

(a)         The Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing.

(b)        The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws.

(c)         The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)        The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(e)         The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document , or the creation, perfection or priority of any Lien purported to be created by the Security Instruments, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 4.03 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.       Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06.       Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07.       Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.       No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of book managers, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Lender or the L/C Issuer hereunder.

9.09.       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10.       Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)        to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)         to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

No Lender or Affiliate of a Lender that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Instrument shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Related Credit Arrangement unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender, as the case may be.

ARTICLE X
MISCELLANEOUS

10.01.     Amendments; Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such amendment, waiver or consent shall:

(a)         waive any condition set forth in Sections 4.01 or 4.02 (other than Section 4.01(m)(i) and (n) and Section 4.02(f)(i) and (g)) without the written consent of each Lender;

(b)        without the prior written consent of the Required Revolving Lenders, amend, modify or waive (i) Section 4.03 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 4.03, any substantially concurrent request by the Borrower for a Borrowing of Revolving Loans) to make Revolving Loans when such Revolving Lenders would not otherwise be required to do so, (ii) the amount of the Letter of Credit Sublimit or (iii) the amount of the Swing Line Sublimit;

(c)         extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)        postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e)         reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f)         change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(g)        change Section 10.06 in a manner that would restrict assignments thereunder without the written consent of each Lender affected thereby;

(h)        change (i) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(h)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” without the written consent of each Revolving Lender;

(i)          release all or substantially all of the value of the Guaranty or all or substantially all of the Collateral without the written consent of each Lender, except to the extent the release of any Guaranty or the release of Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j)          amend, modify or waive any provision of any Security Instrument or Section 8.03 hereof so as to alter the ratable treatment of Related Credit Arranger maintained by a Loan Party and covered thereby without the consent of the applicable Related Swap Contract counterparty or Related Treasury Management Arrangement bank;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02.     Notices; Effectiveness; Electronic Communication.

(a)         Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)         The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Arrangers or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)         Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.     No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04.     Expenses; Indemnity; Damage Waiver.

(a)         Costs and Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all reasonable out of pocket expenses of the Arrangers incurred in connection with the syndication of this facility.

(b)        Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings, the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings, the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Holdings, the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 10.04(b) shall not apply to Taxes, which shall be governed exclusively by Section 3.01.

(c)         Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)        Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)         Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)         Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05.     Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06.     Successors and Assigns.

(a)         Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no

Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loans on a non-pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)           the consent of the L/C Issuer (such consent not be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)          the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Holdings.  No such assignment shall be made to Holdings or any of Holdings’ Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)         Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Holdings or any of Holdings’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the

Participant, agree to any amendment, waiver or other modification described in the first proviso of Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)         Limitation on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)         Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United

States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)        Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07.     Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or

Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, or (i) to the extent requested by ratings agencies (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential).

For purposes of this Section, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Holdings or any of its Subsidiaries, provided that, in the case of information received from Holdings or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Holdings or its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

10.08.     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09.     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10.     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11.     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12.     Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13.     Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 10.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), or any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws; and

(e)           in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14.     Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK;

PROVIDED THAT THE ADMINISTRATIVE AGENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDIING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICE IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15.     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16.     USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.17.     No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates.  To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18.     Amendment and Restatement; Binding Effect.

(a)           This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and the L/C Issuer and, in each case, their respective successors and assigns.

(b)           On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Borrower of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Closing Date) and (ii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Closing Date.  This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(c)           The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the LC Issuers’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Obligations incurred under the Existing Credit Agreement and the Indebtedness issued thereunder.

(d)           On and after the Closing Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any Article, Section or sub-clause of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement, as amended and restated hereby.

(e)           This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or any other Loan Document.

10.19.     Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Credit Agreement to be duly executed and delivered as of the date first above written.

L-1 IDENTITY SOLUTIONS OPERATING COMPANY

By:	/s/ JAMES A. DEPALMA
Name: James A. DePalma
Title: Treasurer

L-1 IDENTITY SOLUTIONS, INC.

By:	/s/ JAMES A. DEPALMA
Name: James A. DePalma
Title: Executive Vice President, Chief Financial Officer and Treasurer

Signature Pages

L-1 Identity Solutions Operating Company

Credit Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ KRISTINE THENNES
Name: Kristine Thennes
Title: Vice President

Signature Pages

L-1 Identity Solutions Operating Company

Credit Agreement

BANK OF AMERICA, N.A.,
as Lender, L/C Issuer and Swing Line Lender

By:	/s/ BARBARA P. LEVY
Name: Barbara P. Levy
Title: Senior Vice President

Signature Pages

L-1 Identity Solutions Operating Company

Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ R. LANGDON HOLZMAN
Name: R. Langdon Holzman
Title: Vice President

Signature Pages

L-1 Identity Solutions Operating Company

Credit Agreement

ROYAL BANK OF CANADA, as Lender

By:	/s/ GORDON C. MACARTHUR
Name: Gordon C. MacArthur
Title: Authorized Signatory

Signature Pages

L-1 Identity Solutions Operating Company

Credit Agreement

SOCIÉTÉ GÉNÉRALE, as Lender

By:	/s/ R. D. BOYD HARMAN
Name: R. D. Boyd Harman
Title: Vice President

Signature Pages

L-1 Identity Solutions Operating Company

Credit Agreement

TD BANK, N.A.,
as Lender

By:	/s/ JAMES R. RILEY
Name: James R. Riley
Title: Managing Director

Signature Pages

L-1 Identity Solutions Operating Company

Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Lender

By:	/s/ RIANKA MOHAN
Name: Rianka Mohan
Title: Vice President

By:	/s/ CHRISTOPHER REO DAY
Name: Christopher Reo Day
Title: Associate

Signature Pages

L-1 Identity Solutions Operating Company

Credit Agreement

CIT BANK, as Lender

By: The CIT Group/Equipment Financing, Inc., as attorney-in-fact

By:	illegible
Name: illegible
Title: Managing Director

Signature Pages

L-1 Identity Solutions Operating Company

Credit Agreement

RBS CITIZENS, N.A., as Lender

By:	/s/ KAREN YAP
Name: Karen Yap
Title: Assistant Vice President

Signature Pages

L-1 Identity Solutions Operating Company

Credit Agreement

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ TODD MELLER
Name: Todd Meller
Title: Managing Director

Signature Pages

L-1 Identity Solutions Operating Company

Credit Agreement